SUB-ADVISORY AGREEMENT



Gateway Investment Advisers, L.P.
400 TechneCenter Drive
Milford, Ohio 45150


Ladies and Gentlemen:

         Wells Family of Real Estate Funds (the "Trust"), an Ohio business trust, is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), and is subject to the rules and regulations promulgated thereunder. The Trust currently offers one series of shares to investors, the Wells S&P REIT Index Fund (the "Fund"). Each share of the Fund represents an undivided interest in the assets, subject to the liabilities, of the Fund.
         Wells Asset Management, Inc. (the "Adviser") acts as the investment adviser for the Fund pursuant to the terms of an Advisory Agreement. The Adviser shall have overall supervisory responsibility for the general management and investment of the Fund's assets and portfolio securities. However, specific portfolio purchases and sales for the investment portfolio of the Fund are to be made by advisory organizations recommended by the Adviser and approved by the Board of Trustees of the Trust.
         1. APPOINTMENT AS SUB-ADVISER. The Trust being duly authorized hereby appoints and employs Gateway Investment Advisers, L.P. (the "Sub-Adviser") as the discretionary portfolio manager of the Fund, on the terms and conditions set forth herein.



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         2. ACCEPTANCE OF APPOINTMENT; STANDARD OF PERFORMANCE. The Sub-Adviser
accepts the appointment as the discretionary portfolio manager and agrees to use its best professional judgment to make timely investment decisions for the Fund in accordance with the provisions of this agreement.
         3. PORTFOLIO MANAGEMENT SERVICES OF SUB-ADVISER. The Sub-Adviser is hereby employed and authorized to select portfolio securities for investment by the Fund, to purchase and sell securities of the Fund, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with paragraphs 5 and 6 hereof. In providing portfolio management services to the Fund, the Sub-Adviser shall be subject to such investment restrictions as are set forth in the Act and the rules thereunder, the Internal Revenue Code of 1986, applicable state securities laws, the supervision and control of the Board of Trustees of the Trust, such specific instructions as the Board of Trustees may adopt and communicate to the Sub-Adviser the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4 and the provisions of Schedule A hereto. The Sub- Adviser is not authorized by the Trust to take any action, including the purchase or sale of securities for the Fund, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. The Sub- Adviser shall maintain on behalf of the Fund the records listed in Schedule A hereto (as amended from time to time). At the Trust's reasonable request, the Sub-Adviser will consult with the

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Adviser with respect to any decision made by it with respect to the investments of the Fund.
         4. INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS. The Trust will provide the Sub-Adviser with the statement of investment objectives, policies and restrictions applicable to the Fund as contained in the Fund's registration statements under the Act and the Securities Act of 1933, and any instructions adopted by the Board of Trustees supplemental thereto. The Trust will provide the Sub-Adviser with such further information concerning the investment objectives, policies and restrictions applicable thereto as the Sub-Adviser may from time to time reasonably request. The Trust retains the right, on written notice to the Sub-Adviser from the Trust or the Adviser, to modify any such objectives, policies or restrictions in any manner at any time.
         5. ALLOCATION OF BROKERAGE. The Sub-Adviser shall have the authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Sub-Adviser and to select the markets on or in which the transactions will be executed.
                  A. In doing so, the Sub-Adviser will give primary consideration to securing the best execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

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Consistent with this policy, the Sub-Adviser may select brokers or dealers who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the other accounts over which it exercises investment discretion. It is understood that neither the Trust, the Adviser nor the Sub-Adviser has adopted a formula for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher commission to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the lowest commission. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice, provided that the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to the other accounts over which it exercises investment discretion. It is understood that although the information may be useful to the Trust and the Sub-Adviser, it is not possible to place a dollar

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value on such information. Consistent with the Rules of Fair Practice of the
National Association of Securities Dealers, Inc., and subject to seeking best execution, the Sub-Adviser may give consideration to sales of shares of the Fund as a factor in its selection of brokers and dealers to execute portfolio transactions of the Fund.
         On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.
         For each fiscal quarter of the Fund, the Sub-Adviser shall prepare and render reports to the Adviser and the Trust's Board of Trustees of the total brokerage business placed and the manner in which the allocation has been accomplished. Such reports shall set forth at a minimum the information required to be maintained by Rule 31a-1(b)(9) under the Act.
                  B. The Sub-Adviser agrees that it will not execute any portfolio transactions for the Fund's account with a broker

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or dealer which is an "affiliated person" (as defined in the Act) of the Trust, the Adviser, the Sub-Adviser or any portfolio manager of the Trust without the prior written approval of the Adviser. The Adviser agrees that it will provide the Sub-Adviser with a list of brokers and dealers which are "affiliated persons" of the Trust, the Adviser or the Sub-Adviser.
         6. TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by the Fund's custodian (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Fund, of all cash and/or securities due to or from the Fund, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust and to the Adviser all investment orders for the Fund placed by it with brokers and dealers. The Sub-Adviser shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. It shall be the responsibility of the Sub-Adviser to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.
         7. PROXIES. The Trust will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. At the Trust's request, the Sub-Adviser shall provide the Trust with its recommendations as to the voting of such proxies.


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         8. REPORTS TO THE SUB-ADVISER. The Trust will provide the Sub-Adviser with such periodic reports concerning the status of the Fund as the Sub-Adviser may reasonably request.
         9. FEES FOR SERVICES. For the services provided to the Fund, the Adviser (not the Fund) shall pay the Sub-Adviser a monthly fee equal to the annual rate of .15% of the value of the Fund's average daily net assets up to $100,000,000, .10% of such assets from $100,000,000 to $200,000,000 and .07% of such assets in excess of $200,000,000; provided, however, that the minimum fee is $3,000 per month. Pursuant to the provisions of the Advisory Agreement between the Trust and the Adviser, the Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of the Sub-Adviser's fees solely from the Adviser. The Sub-Adviser agrees to pay the compensation of any persons rendering any services to the Fund who are officers, directors or employees of the Sub-Adviser.
          10. OTHER INVESTMENT ACTIVITIES OF THE SUB-ADVISER. The Trust acknowledges that the Sub-Adviser or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Adviser, its affiliates or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts ("Affiliated Accounts"). Subject to the provisions of paragraph 2 hereof, the Trust agrees that the Sub-Adviser or its affiliates may give
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advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the timing or nature of action taken with respect to the Fund, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser's policy to allocate, within its reasonable discretion, investment opportunities to the Fund over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. The Trust acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may have an interest from time to time, whether in transactions which involve the Fund or otherwise. The Sub-Adviser shall have no obligation to acquire for the Fund a position in any investment which any Affiliated Account may acquire, and the Trust shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund or otherwise.
         11. CERTIFICATE OF AUTHORITY. The Trust, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Board of Trustees or Board of Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, the Fund, the Adviser and/or the Sub-Adviser.

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          12. LIMITATION OF LIABILITY. The Sub-Adviser shall be held harmless and indemnified for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust, provided however, that such acts or omissions shall not have resulted from the Sub- Adviser's willful misfeasance, bad faith or gross negligence. Nor shall the Sub-Adviser be liable for any action whatsoever taken, omitted or suffered to be taken by the Adviser. Nothing in this paragraph 12 shall be construed in a manner inconsistent with Sections 17(h) and (i) of the Act.
         13. CONFIDENTIALITY. Subject to the duty of the Sub-Adviser, the Adviser and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of the Sub-Adviser and the Trust in respect thereof.
          14. ASSIGNMENT. No assignment of this Agreement shall be made by the Sub-Adviser, and this Agreement shall terminate automatically in the event of such assignment. The Sub-Adviser shall notify the Trust and the Adviser in writing sufficiently in advance of any proposed change of control, as defined in
Section 2(a)(9) of the Act, as will enable the Trust and the Adviser to consider whether an assignment will occur, and to take

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the steps necessary to enter into a new contract with the
Sub-Adviser.
          15. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE TRUST. The Trust represents, warrants and agrees that:
                  A. The Sub-Adviser has been duly appointed by the Board of Trustees of the Trust to provide investment services to the Fund as contemplated hereby.
                  B. The Trust will deliver to the Sub-Adviser a true and complete copy of its then current prospectus and statement of additional information as effective from time to time and such other documents or instruments governing the investments of the Fund and such other information as is necessary for the Sub- Adviser to carry out its obligations under this Agreement.
                  C. The Trust is currently in compliance and shall at all times comply with the requirements imposed upon the Trust by applicable laws and regulations.
          16. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SUB- ADVISER. The Sub-Adviser represents, warrants and agrees that:
                  A. The Sub-Adviser is registered as an "investment adviser" under the Investment Advisers Act of 1940.
                  B. The Sub-Adviser will maintain, keep current and preserve on behalf of the Trust, in the manner and for the time periods required or permitted by the Act, the records identified in Schedule A. The Sub-Adviser agrees that such records (unless otherwise indicated on Schedule A) are the property of the Trust, and will be surrendered to the Trust promptly upon request.

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                  C. The Sub-Adviser will complete such reports concerning
purchases or sales of securities on behalf of the Fund as the Adviser or the Trust may from time to time require to ensure compliance with the Act, the Internal Revenue Code of 1986 and applicable state securities laws.
                  D. The Sub-Adviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, the President or a Vice President of the Sub-Adviser shall certify to the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust, the Sub-Adviser shall submit to the Trust the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1).
                  E. The Sub-Adviser will promptly after filing with the Securities and Exchange Commission an amendment to its Form
ADV furnish a copy of such amendment to the Trust and to the Adviser.
                  F. The Sub-Adviser will immediately notify the Trust and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser

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of an investment company pursuant to Section 9(a) of the Act or otherwise.
         17. AMENDMENT. This Agreement may be amended at any time, but only by written agreement between the Sub-Adviser, the Adviser and the Trust, which amendment, other than amendments to Schedule A, is subject to the approval of the Board of Trustees and the shareholders of the Fund in the manner required by the Act and the rules thereunder, subject to any applicable exemptive order of the Securities and Exchange Commission modifying the provisions of the Act with respect to approval of amendments to this Agreement.
         18. EFFECTIVE DATE; TERM. This Agreement shall become effective on the date of its execution and shall remain in full force and effect for two (2) years from the date hereof, and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued "annually" shall be construed in a manner consistent with the Act and the rules and regulations thereunder.
          19. TERMINATION. This Agreement may be terminated by any party hereto, without the payment of any penalty, immediately upon written notice to the other in the event of a breach of any

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provision thereof by the party so notified, or otherwise upon sixty (60) days'
written notice to the other, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.
         20. SHAREHOLDER LIABILITY. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets. The Sub-Adviser agrees that it shall not seek satisfaction of any such obligations from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.
         21. USE OF NAME. The Trust, the Fund, the Adviser and any other party thereto acknowledges and agrees (i) that the name "Gateway" or any derivation thereof is and has always been the sole property of the Sub-Adviser and (ii) to make no claim of title, right, license, privilege or any other right of property or ownership of or to the name "Gateway"; provided, however, that the Sub-Adviser grants the Trust a non-exclusive right to use the name "Gateway" in connection with the Fund so long as the name "Gateway" is used in good faith and used in a manner permitted under the Act and other applicable law. The Trust's non-exclusive right to use the name "Gateway" shall automatically terminate upon termination of this Agreement.
          22. DEFINITIONS. As used in paragraphs 14 and 18 of this Agreement, the terms "assignment," interested person" and "vote of a majority of the outstanding voting securities" shall have

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the meanings set forth in the Act and the rules and regulations thereunder.
          23. APPLICABLE LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Ohio.

WELLS ASSET MANAGEMENT, INC.                  WELLS FAMILY OF REAL ESTATE
                                              FUNDS



By: __________________________                By: ___________________________

Title: President                              Title: President

Date: __________________, 1997                Date: __________________, 1997


                                              ACCEPTANCE

         The foregoing Agreement is hereby accepted.

                                              GATEWAY INVESTMENT ADVISERS, L.P.



                                              By: ___________________________

                                              Title: ________________________

                                              Date: __________________, 1997

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                                   SCHEDULE A

                   RECORDS TO BE MAINTAINED BY THE SUB-ADVISER

1. (Rule 31a-1(b)(5) and (6)) A record of each brokerage order, and all other portfolio purchases or sales, given by the Sub-Adviser on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

         A.       The name of the broker;

         B. The terms and conditions of the order and of any modification or cancellation thereof;

         C.       The time of entry or cancellation;

         D.       The price at which executed;

         E.       The time of receipt of a report of execution; and

         F. The name of the person who placed the order on behalf of the Fund.

2. (Rule 31a-1(b)(9)) A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

         A.       Shall include the consideration given to:

                  (i) The sale of shares of the Fund by brokers or dealers.

                  (ii) The supplying of services or benefits by brokers or dealers to:

                             (a)    The Trust;

                             (b)    the Adviser;

                             (c)    the Sub-Adviser;

                             (d)    any other portfolio adviser of
                                    the Trust; and

                             (e)    any person affiliated with the
                                    foregoing persons.



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                  (iii)      Any other consideration other than the technical
                             qualifications of the brokers and dealers as such.

         B. Shall show the nature of the services or benefits made available.

         C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

         D. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3. (Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rules adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Sub-Adviser's transactions with respect to the Fund.



         *Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or portfolio adviser reviews.



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